Exhibit 4.2

Share Certificate

of

Robo.ai Inc.

(the “Company”)

An Exempted Company incorporated in the Cayman Islands

Authorised capital of the Company is US$ 400,000.00 divided into 200,000,000.00 Ordinary Shares par value US$0.002 each.

This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company.

Name & Address of the Shareholder:

Certificate No.:	1	No. of Shares:	1.00 Class A Ordinary Share	Consideration Paid:	US$0.002

Date of Issue:	Given under the common seal of the Company on the date stated herein.

Director/ Officer

NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERT/FICA TE